Structured Investments	Free Writing Prospectus Registration Statement No. 333-253385 November 15, 2022 Filed Pursuant to Rule 433

Capped Market-Linked Securities Based on the Level of the S&P 500® Index due December 4, 2024

This document provides a summary of the terms of the Capped Market-Linked Securities, which we refer to as the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	December 4, 2024, subject to adjustment as described in the accompanying Equity Index Underlying Supplement
Underlying index:	The S&P 500® Index (Bloomberg symbol: “SPX”)
Upside payment:	$10 x leverage factor x index percent increase, subject to the maximum payment at maturity
Index performance factor:	final level / initial level
Leverage factor:	100%
Index percent increase:	(final level – initial level) / initial level
Valuation date*:	November 29, 2024, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Maximum payment at maturity:	At least $11.545 per security (at least 115.45% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date
Pricing date*:	On or about November 30, 2022
Original issue date*:	On or about December 5, 2022 (3 business days after the pricing date)
Principal amount:	$10 per security
Issue price:	$10 per security
Initial level:	The official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date

Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities — Supplemental plan of distribution (conflicts of interest).”
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

•      If the final level is greater than the initial level:
$10 + the upside payment, subject to the maximum payment at maturity

•      If the final level is equal to or less than the initial level, your payment at maturity will be limited to the $10 principal amount per security (zero return). All payments on the securities are subject to the credit risk of HSBC.

Listing:	The securities will not be listed on any securities exchange.
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Estimated initial value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN::	40441B744 / US40441B7441
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465922119072/tm2230405d2_fwp.htm

The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	The securities do not pay interest.
•	The appreciation potential of the securities is limited by the maximum payment at maturity.
Risks Relating to the Underlying Index
•	Investing in the securities is not equivalent to investing in the securities included in the underlying index.
•	Adjustments to the underlying index could adversely affect the value of the securities.
General Risk Factors
•	Credit risk of HSBC USA Inc.
•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.
•	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation date.
•	The securities will not be listed on any securities exchange and secondary trading may be limited.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.
•	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities.
•	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.